Exhibit 10.1

Exhibit 10.1 ADMINISTRATIVE AGREEMENT This Administrative Agreement (“Agreement”), dated April 13, 2012, is made between Booz Allen Hamilton, Inc. (“Booz Allen”) and the United States Department of the Air Force (“Air Force”). PREAMBLE 1. Booz Allen is a public corporation incorporated under the laws of the State of Delaware with its principal office located in McLean, Virginia. 2. On February 6, 2012, the Air Force proposed for debarment a San Antonio location of Booz Allen with the address 700 N. St. Mary’s Street, Suite 700, San Antonio, TX 78205 (D&B No. 07-736-3906) and several current and former Booz Allen employees including: David Henderson (former employee), Steve Park, Paul Baca (former employee), and Gary Triche. In a related matter, on September 30, 2011, the Air Force proposed to debar former Booz Allen employee Joselito Meneses, a retired Air Force Lieutenant Colonel. 3. The Air Force’s proposed debarment actions were based on the fact that Mr. Meneses, on his first day of employment with the San Antonio office identified above, brought with him to work and disclosed to Booz Allen non-public, procurement sensitive information concerning an upcoming Air Force procurement that he obtained during his Air Force service. Such information would afford Booz Allen a competitive advantage in competing for the follow-on contract. Rather than immediately inform Mr. Meneses that his disclosure was improper and notify Booz Allen’s Law Department of the matter, Booz Allen personnel, including principals with supervisory authority, accepted such information and used it in subsequent internal business capture presentations regarding the Air Force procurement, and thereafter, appointed Mr. Meneses to serve as one of three Capture Leads for the follow-on Air Force contract. The Law Department finally learned of the matter approximately six weeks later when a pricing analyst recognized the sensitive nature of the information. However, upon learning of the matter, the Law Department narrowly focused its internal investigation on Mr. Meneses’ disclosure and, consequentially, overlooked other culpable parties, including principals, and evidence of additional misconduct within the San Antonio office. As a result, at that time, Booz Allen did not uncover indications and signals of broader systemic ethical issues within the firm. Booz Allen recognized the seriousness of the matter by ordering through the Law Department a document hold, voluntarily deciding that it would be inappropriate to participate in the follow-on competition, and, ultimately, terminating Mr. Meneses. However, Booz Allen determined that it was unnecessary to disclose the matter to the Department of Defense Inspector General, or to the Department of the Air Force, Office of the General Counsel, Contractor Responsibility (SAF/GCR), the Air Force debarring authority. Instead, Booz Allen disclosed the matter informally and without adequate Booz Allen Law Department oversight or engagement through a Booz Allen contracts director through a series of voice mails and e-mails to Air Force contracting personnel involved with the follow-on procurement. These events caused the Air • Force to have serious concerns regarding the responsibility of Booz Allen, specifically, its San Antonio office, including its business integrity and honesty, compliance with government contracting requirements, and the adequacy of its ethics program. The Memorandum In Support of the Proposed Debarments is attached hereto as Exhibit A.

4. Following the proposed debarment actions, Booz Allen responded to the Air Force’s concerns, indicated that it took such concerns seriously, that it intended to fully investigate and report what it learned, and would do so expeditiously. Over the course of the next two months, Booz Allen demonstrated, through extensive actions, that it takes the Air Force’s concerns seriously and is committed to demonstrating its present responsibility. Booz Allen represents that it has, among other things: a. Investigated fully and exhaustively the matter underlying the proposed debarments and provided full and complete disclosure to the Air Force, including several written submissions, interview summaries, and contemporaneous documentary evidence. Booz Allen also responded to the Air Force’s questions and requests for additional information. b. Discovered and disclosed to the Air Force other instances of improper conduct by personnel, including additional improper actions to capture the follow-on Air Force contract in question, as well as improper actions concerning other government contract capture efforts at Booz Allen locations beyond San Antonio. Among other conduct, Booz Allen personnel have improperly obtained, handled, and used non-public information, including information that may be characterized as source-selection information, bid or proposal information, and/or competitor proprietary information. Additionally, Booz Allen personnel, in some instances, were aware of their colleagues’ improper conduct and chose not to report such improper conduct. Booz Allen represents that it has disclosed fully each of these instances to the Air Force and will continue to do so, including updating the Air Force with any new information discovered. c. Commissioned, on its own initiative, a comprehensive and exhaustive independent evaluation of its ethics program. To date, Affiliated Monitors, Inc. (Affiliated Monitors), has been retained and provided the Air Force with its First Progress Report of the Ethics Evaluation. The initial report suggests that while Booz Allen has a comprehensive ethics program and that its senior leadership may embrace such beliefs, Booz Allen’s ethics message may not be inculcated throughout the firm and specifically, beyond its headquarters location. Affiliated Monitors will submit status reports to the Air Force while it continues its review and ultimately, will submit a Final Report, which will set forth its findings and recommendations for specific actions to be taken by Booz Allen to improve its ethics program and ultimately to transform what it has in place so that core ethics values are inculcated within the totality of the firm and beyond the headquarters. d. Commissioned, on its own initiative, Anton R. Valukas, Chairman of the law firm of Jenner & Block LLP, to conduct an external review of these matters, including, in collaboration with Wiley Rein LLP, an evaluation of the firm’s investigation of this matter initially and the manner in which it notified the Government of its findings. The review will also include an assessment of the structure, training, and resources within the Booz Allen Law Department as they relate to conducting internal investigations, both voluntary and mandatory disclosures to the Government, and communications with the Government. Mr. Valukas’ report containing his findings and recommendations for improvements will be provided to the Air Force.

5. Booz Allen has not contested the facts underlying the proposed debarments and has accepted full responsibility for those events, as well as the additional incidents uncovered during its investigation. Booz Allen acknowledges that although it had in place measures to educate its employees on ethical and compliant conduct and the restrictions on obtaining, handling, and using non-public information, those measures failed. Booz Allen further acknowledges that these events have revealed significant issues concerning the methods by which it captures business and human assets, including former government personnel, and its handling, dissemination, and use of non-public information. Overall, Booz Allen acknowledges that the proposed debarment and its resulting investigation have revealed ethical deficiencies and questionable business practices that may be systemic in nature. 6. Booz Allen is committed to fully investigating these matters, identifying the deficiencies in its culture and practices, and implementing measures that significantly mitigate against their reoccurrence. Booz Allen is committed to being a responsible contractor. 7. Based on the representations and submissions Booz Allen has made to date and the extensive actions Booz Allen has undertaken and intends to take to address the Air Force’s concerns, including those set forth below, the Air Force has determined that entering into this Agreement serves the best interests of the Government, and that, as a result of this Agreement, Booz Allen San Antonio office’s continued ineligibility from new government contracting is no longer necessary to protect the Government’s interests and, thus, its proposed debarment will be terminated within one day following the execution of this Agreement. ARTICLES 8. PERIOD. The period of this Agreement shall be three years from the date of execution of this Agreement by the Air Force, or, if the Air Force determines at any time during the three years that Booz Allen has ceased to be in full compliance with the letter and spirit of this Agreement, for a period of three years following reestablishment of full compliance as determined by the Air Force. 9. EMPLOYEES. The word “employee(s)” in this Agreement includes all Booz Allen officers, employees (permanent, temporary, contract employees, full-time, and part-time employees), consultants involved in any procurement-related activities, subsidiaries, and members of the Board of Directors. 10. SELF-GOVERNANCE PROGRAMS. Booz Allen had implemented prior to this matter certain self-governance programs to ensure that Booz Allen and each of its employees maintains the business honesty and integrity required of a Government contractor and that Booz Allen operates in strict compliance with all applicable laws, regulations, and the terms of any contract. Booz Allen recognizes that its self-governance programs failed. Accordingly, Booz Allen agrees that it shall review its program to identify the cause for such failures, as well as any other weaknesses, and enhance the components of these programs to significantly mitigate against reoccurrence of such issues, and continue to maintain the components of these programs for the term of this Agreement. Booz Allen represents that its self-governance programs include the following components: -3-

a. MANAGEMENT RESPONSIBILITY. Booz Allen has established an Ethics and Compliance Committee that is responsible for the implementation and oversight of Booz Allen’s ethics and compliance program, including compliance with policies, standards and procedures regarding the Procurement Integrity Act and competitive intelligence gathering, including its acquisition of human assets from the Government and competitors. The Ethics and Compliance Committee is comprised of senior officers of Booz Allen and reports to the Audit Committee of the Board of Directors, to which it has authority to report matters directly, and the Booz Allen Leadership Team. The Associate General Counsel and Manager of Corporate Ethics and Compliance serves as the primary attorney responsible for leading the development and implementation of Booz Allen’s ethics and compliance program. b. CONTROLS, POLICIES AND PROCEDURES. Booz Allen has existing policies and controls related to the hiring of former government employees and reporting misconduct to the Government. Booz Allen shall enhance its policies and practices with respect to checking the references and background of potential new employees. Booz Allen will also require all employees, including newly-hired employees, to certify affirmatively that they do not possess non-public or proprietary materials from a past employer and further that they have not brought, nor intend to bring, non-public or proprietary materials to Booz Allen from their former employment or elsewhere. Booz Allen shall also require its cognizant hiring manager to certify that he or she has reviewed the policy with the new hire. c. CODE OF BUSINESS ETHICS AND CONDUCT. Booz Allen has implemented a Code of Business Ethics and Conduct (“Code”). Booz Allen requires each new employee to certify that he or she will comply with its principles and standards. Booz Allen also provides annual training, in the form of a test, on the Code. Booz Allen also shall develop additional procedures for employees involved in business development efforts that will include requiring the source of pricing information used in the proposal to be documented in the capture and proposal files and certified by the Capture Manager. d. EDUCATION AND TRAINING PROGRAM. Booz Allen has implemented mandatory training on the principles and standards of the Code. Booz Allen also has established training on competing for work. Booz Allen shall enhance its training for all employees regarding the handling and/or use of non-public information, including source selection, bid or proposal information, and proprietary information from prior employers. Booz Allen further shall enhance its new employee and firm-wide training regarding the importance and responsibility of all employees to report perceived misconduct promptly to the correct contact point within Booz Allen. e. DISCIPLINE. Booz Allen has established levels of discipline for violation of its policies and the Code and follows standard procedures for determining whether to impose discipline and the level of discipline to impose, if appropriate. Booz Allen shall constitute a standing committee composed of senior business leaders and functional experts, which will determine disciplinary action, and make any necessary improvements in its disciplinary policy and procedures. -4-

f. EXTERNAL REVIEW OF INVESTIGATIVE CAPABILITIES. Currently, Booz Allen’s Law Department, along with its Human Resources Department and other elements of the firm, conducts internal investigations related to compliance with the Code, ethical lapses, and government contract requirements. This matter has revealed deficiencies in this structure. Accordingly, Booz Allen has retained Anton R. Valukas, Chairman of the law firm of Jenner & Block LLP, to conduct an external review of these matters, including, in collaboration with Wiley Rein LLP, an evaluation of the firm’s investigation of this matter initially and the manner in which it notified the Government of its findings. The review also will include an assessment of the structure, training, and resources within the Booz Allen Law Department as they relate to conducting internal investigations and communicating with the Government, including making mandatory and voluntary disclosures. i. Booz Allen has submitted to the Air Force the description of review that Jenner & Block proposed to undertake; ii. No later than June 30, 2012, Jenner & Block shall submit a report to Booz Allen and simultaneously to the Air Force regarding its findings and recommendations with respect to internal investigations conducted under the auspices of the Law Department; iii. Within 30 days of receipt of the report, Booz Allen will report to the Air Force the recommendations it agrees to implement and those that it does not believe are appropriate to implement, including an explanation. 1f, after reasonable discussions with Booz Allen, the Air Force disagrees with the reasoning underlying Booz Allen’s rejection of a recommendation and determines that the recommendation is appropriate and should be implemented, Booz Allen shall implement the recommendation in question; iv. Booz Allen’s reports to the Air Force pursuant to paragraph 10(h) will include information regarding Booz Allen’s implementation of the recommendations; and v. Booz Allen has also retained Wiley Rein LLP to assist it with developing a protocol for making voluntary disclosures to the U.S. government. Booz Allen will provide this protocol to Jenner & Block for its review and comment. After obtaining comments, if any, from Jenner & Block, Booz Allen will provide the protocol, along with such comments, to the Air Force for its review and comment, which, after an opportunity for reasonable discussions with the Air Force, Booz Allen shall incorporate into the protocol and adopt. g. EXTERNAL REVIEW OF ETHICS AND COMPLIANCE PROGRAM. Booz Allen has retained Affiliated Monitors to conduct a review of Booz Allen’s ethics and compliance program: -5-

i. Booz Allen has submitted to the Air Force the statement of work or other description of review that Affiliated Monitors proposes to undertake; ii. In addition to its First Progress Report dated March 27, 2012, Booz Allen will direct Affiliated Monitors to provide monthly progress reports to the Air Force and Booz Allen until completion of its final report regarding its findings and recommendations; iii. Booz Allen will direct Affiliated Monitors to submit a final report to the Air Force and Booz Allen no later than June 30, 2012; iv. Within 30 days of receipt of Affiliated Monitors’ report, Booz Allen will report to the Air Force the recommendations it agrees to implement and those that it declines to implement. Booz Allen shall explain the basis for its rejection of any recommendation. If the Air Force disagrees with the reasoning underlying Booz Allen’s rejection of a recommendation and determines, after reasonable discussions with Booz Allen, that the recommendation is appropriate and should be implemented, Booz Allen shall implement the recommendation in question; and v. Booz Allen’s reports to the Air Force pursuant to paragraph 10(h) will include information regarding Booz Allen’s implementation of the recommendations. h. REPORTS. Commencing in June 2012, and quarterly thereafter, Booz Allen will report to the Air Force regarding its implementation of the remedial measures identified herein. The reports shall include information about the status of all internal and Government investigations concerning procurement-related matters and all allegations of business ethics or integrity-related misconduct that are pending, resolved, or initiated subsequent to Booz Allen’s previous report. 11. REPORTING MISCONDUCT. Booz Allen will copy the Air Force on all mandatory disclosures to an agency Office of Inspector General or Contracting Officer required by FAR 52.203-13, voluntary disclosures to an agency Office of Inspector General or Contracting Officer, and any other disclosures to a Government official concerning procurement-related matters or business ethics or integrity-related misconduct. Any such disclosure shall specifically reference that the Air Force is being copied on the disclosure pursuant to Paragraph 11 of this Administrative Agreement. Additionally, Booz Allen will report to the Air Force within 15 days of a determination by management that there are reasonable grounds to believe that the suspected misconduct of an employee may constitute a violation of U.S. criminal or civil law or a material violation of Booz Allen’s ethics and compliance program concerning procurement-related matters or business ethics or integrity-related misconduct. Booz Allen shall investigate all allegations of such misconduct that come to its attention, shall provide reports to the Air Force of the outcome of such investigation, and shall identify any potential or actual impact on a U.S. Government contract. Booz Allen shall cooperate with any requests by the Air Force concerning the above-referenced disclosures or reports, including providing additional information requested by the Air Force. Nothing in this Agreement shall be construed as requiring Booz Allen to provide attorney-client privileged material to the Air Force or to otherwise require Booz Allen to -6-

waive the attorney-client or work product privileges in complying with the reporting requirement. 12. LEGAL PROCEEDINGS. Booz Allen represents to the Air Force that, to the best of its knowledge, it has previously disclosed to the Air Force in a written submission dated April 13, 2012 any matters in which Booz Allen is currently under criminal or civil investigation by any Governmental entity. Booz Allen shall notify the Air Force within five working days of the time when it learns of any of the following actions concerning procurement-related matters or business ethics or integrity-related misconduct: (a) the initiation of any criminal or civil investigation by any federal, state, or local government entity of any offense relating to Booz Allen’s business integrity; (b) service of subpoenas by any such governmental entity, if Booz Allen has reason to believe that it is a subject or target of the investigation; (c) service of search warrants and/or searches carried out in any Booz Allen office; (d) initiation of legal action against Booz Allen, or any of its affiliates, employees, or agents by any entity alleging any offense relating to Booz Allen’s business integrity; or (e) criminal charges brought by any governmental entity against Booz Allen or any of its affiliates, employees, or agents. Booz Allen shall provide to the Air Force as much information as the Air Force believes is necessary to allow the Air Force to determine the impact of the investigative or legal activity upon the present responsibility of Booz Allen for Government contracting. 13. MEETING. During the first year of this Agreement, a senior officer of Booz Allen shall meet with the Air Force quarterly to discuss the status of the implementation of this Agreement and its self governance programs and, thereafter, semi-annually. 14. NOTIFICATION OF ALL EMPLOYEES. Within 30 days of the effective date of this Agreement, Booz Allen will notify all Booz Allen employees of the fact and substance of this Agreement, the nature of the conduct leading to this Agreement, including the description of events set forth in Paragraph 3 of the Preamble, and the importance of each employee’s abiding by the terms of this Agreement, all requirements of law, regulations, Booz Allen policies and procedures, and U.S. government contracts held by Booz Allen. Booz Allen shall provide a copy of this notice to the Air Force within 30 days of the execution of this Agreement. 15. NOTIFICATION OF SUPPLIERS AND SUBCONTRACTORS. Within 30 days of the effective date of this Agreement, Booz Allen will send a letter to all significant suppliers, subcontractors, or prime contractors with whom it contracts emphasizing Booz Allen’s commitment to ethics and compliance and asking suppliers/subcontractors to report to Booz Allen’s Manager of Ethics and Compliance any unethical, improper, or illegal activity relating to Booz Allen. Booz Allen shall provide the Air Force with copies of such correspondence within 30 days of the execution of this Agreement. 16. EMPLOYMENT OF SUSPENDED OR DEBARRED INDIVIDUALS. Booz Allen will verify the status of all current employees and all potential employees or consultants by reviewing the General Services Administration-maintained (GSA) Excluded Parties List System (EPLS). Booz Allen also shall require all employees to notify it of any change in their status. If Booz Allen subsequently discovers that an employee or consultant has been proposed for debarment or suspended, Booz Allen will not be required to terminate the employee, but Booz Allen will remove such employee from responsibility for or involvement with Booz Allen’s -7-

Government contracts until the resolution of such suspension or proposed debarment. In addition, if any employee of Booz Allen is charged with a criminal offense relating to its business or otherwise relating to honesty and integrity, Booz Allen will remove that employee immediately from responsibility for or involvement with Booz Allen’s business affairs. If the employee is convicted or debarred, Booz Allen will terminate the employee. Booz Allen shall notify the Air Force of each such personnel action taken, and the reasons therefore, within 15 days of the action. 17. BUSINESS RELATIONSHIPS WITH SUSPENDED OR DEBARRED ENTITIES. Booz Allen’s policy is to verify that a contemplated subcontractor is not on the EPLS or otherwise restricted from accepting a subcontract. Booz Allen shall not knowingly form a contract with, purchase from, or enter into a business relationship with any individual, business entity or business entity controlled by an individual that is listed by a Federal agency as debaned, suspended, or otherwise ineligible for Federal programs. In order to carry out this commitment, Booz Allen shall undertake reasonable inquiry into the status of any potential business partner, which shall include, at a minimum, review of EPLS. 18. PREFERRED SUPPLIER PROGRAM. Booz Allen shall institute a Preferred Supplier Program within 120 days of the effective date of this Agreement. The Program shall be designed so as to reward, in some manner, entities that have instituted compliance and values- based ethics programs. 19. PROPOSED CHANGES. Booz Allen shall notify the Air Force of any proposed material changes to the policies implemented in furtherance of the enhancements to Booz Allen’s ethics and compliance program described in paragraph 10 and its compliance with this Agreement. The Air Force retains the right to verify, approve, or disapprove such changes. No such changes will be implemented during the period of this Agreement without prior written approval of the Air Force. 20. ACCESS TO RECORDS AND INFORMATION. The Air Force or its duly authorized representative may examine Booz Allen’s books, records, and other company supporting materials for the purpose of verifying and evaluating Booz Allen’s (a) compliance with this Agreement; (b) business conduct in its dealings with the U.S. government; (c) compliance with Federal laws, regulations, and procurement policies with respect to Booz Allen’s U.S. government contracts or subcontracts under U.S. govermnent contracts; and (d) compliance with the requirements of U.S. government contracts or subcontracts under U.S. government contracts. Further, for purposes of this provision, the Air Force or its duly authorized representative may interview any employee at the employee’s place of business during normal business hours or at such other place and time as may be mutually agreed between the employee and the Air Force or its duly authorized representative. Employees may be interviewed without a representative of Booz Allen being present. The employee may be represented personally by his or her own counsel if requested by the employee. 21. COSTS OF REVIEW. Booz Allen has paid to the Department of the Air Force $65,000 to cover the Air Force’s costs of reviewing this matter and administering this Agreement. -8-

22. UNALLOWABLE COSTS. a. Booz Allen agrees that all costs related to legal and other proceedings as defined in FAR 31.205-47 incurred by or on behalf of Booz Allen in connection with this proceeding shall be expressly unallowable for U.S. government contract accounting purposes. Unallowable costs include, but are not limited to, costs arising from, related to, or in connection with (a) the matters at issue here; (b) any investigation regarding the matters at issue here; and (c) the Air Force’s review of Booz Allen’s present responsibility, including the costs of Booz Allen’s submissions, presentations, reviews by outside consultants and law firms, and appearances before the Office of the Air Force Deputy General Counsel for Contractor Responsibility both in the past and throughout the term of this Agreement. The costs of administering the terms of this Agreement and any fines or penalties levied or to be levied in or arising out of the matter at issue here are agreed to be expressly unallowable. Past, present, and future costs of maintaining, operating and improving Booz Allen’s self-governance/compliance/ethics programs are allowable costs for purposes of this Agreement. b. Booz Allen agrees to treat as unallowable costs the full salary and benefits of any officer, employee, or consultant terminated from Booz Allen’s employ or removed from government contracting as a result of the wrongdoing at issue here and the cost of any severance payments or early retirement incentive payments paid to employees released from the company as a result of the wrongdoing at issue here. For purposes of the preceding sentence, the salary and benefits costs shall include all such costs from the first instance of participation of each individual in the matters at issue here, as determined by the Air Force. c. Booz Allen recognizes that in order to comply with the terms of this paragraph, certain costs may need to be reclassified. Booz Allen shall proceed immediately to identify and reclassify such costs and, within 90 days of the effective date of this Agreement, Booz Allen shall adjust any bid rate, billing rate, or unsettled final indirect cost rate pools to eliminate any costs made unallowable by this Agreement, and shall advise the Air Force, the cognizant administrative contracting officer, and the cognizant Government auditor of the amount and nature of the reclassified costs within 120 days of the date of this Agreement. For any such Booz Allen Fiscal Year (FY) 2012 (year ending March 31, 2012) costs requiring reclassification, Booz Allen will make credits/adjustments to appropriate Booz Allen FY 2013 rates, pools and allowable costs in a manner that ensures the Government receives the full benefit of the reclassification. The Air Force or a designated representative shall have the right to audit Booz Allen’s books and records to verify compliance with this paragraph. Such audit rights shall be in addition to any audit rights the Government may have under the terms of any contract with Booz Allen. 23. ADVERSE ACTIONS. Booz Allen avers that adverse actions taken or to be taken by Booz Allen against any employee or other individual associated with Booz Allen arising out of or relating to the wrongdoing at issue here were solely the result of Booz Allen’s initiatives and decisions and were not the result of any action by, or on behalf of, agents or employees of the United States. -9-

24. NO SUSPENSION OR DEBARMENT. Provided the terms and conditions of this Agreement are fulfilled, the Air Force will not suspend or debar Booz Allen based upon the facts and circumstances described in the Preamble; however, this does not restrict the Air Force or any other agency of the Government from instituting administrative actions, including without limitation, suspension or debarment, should other information come to the attention of the Air Force or such other agency, or additional information concerning the facts at issue here are discovered by the Government, which facts were not disclosed by Booz Allen. 25. PRESENT RESPONSIBILITY. Booz Allen’s compliance with the terms and conditions of this Agreement shall constitute an element of Booz Allen’s present responsibility for government contracting. Booz Allen’s failure to meet any of its obligations pursuant to the terms and conditions of this Agreement shall constitute a separate cause for suspension or debarment. By entering into this Agreement, the Air Force is not determining that Booz Allen is presently responsible for any specific government contract. 26. SALE OF BUSINESSES. In the event Booz Allen sells or in any way transfers ownership of any part of its business that represents five percent or more of its revenue for the previous fiscal year, Booz Allen shall notify the Air Force in advance and shall require the acquiring entity as a condition of the sale to remain bound by the terms of this Agreement for the duration of this Agreement, including, but not limited to, all reporting requirements. 27. PURCHASE OF BUSINESSES. In the event Booz Allen purchases or establishes any new business unit after the effective date of this Agreement, it shall implement all provisions of this Agreement with respect to such business unit within 60 days following such purchase or establishment. 28. WAIVER. Booz Allen hereby waives all claims, demands, or requests for monies from the Government, of any kind or whatever nature, arising from or related to, or in connection with, any investigation, or as a result of administrative or judicial proceedings, or request for any other relief in law or in equity, or in any other forum be it judicial or administrative in nature arising out of or relating to the facts described in the Preamble of this Agreement. 29. RELEASE. Booz Allen hereby releases the United States, its instrumentalities, agents and employees in their official and personal capacities, of any and all liability or claims arising out of or related to the investigation, the notice of proposed debarment, or the proceedings leading to this Agreement. 30. AIR FORCE RELIANCE. Booz Allen represents that all written materials and other information supplied to the Air Force by its authorized representative(s) during the course of discussions with the Air Force preceding this Agreement are true and accurate, to the best information and belief of Booz Allen. Further, Booz Allen understands that this Agreement is executed on behalf of the Air Force in reliance upon the truth, accuracy, and completeness of all such representations. 31. PARAGRAPH HEADINGS. The paragraph headings in this Agreement are inserted for reference only and shall not affect the meaning or interpretation of this Agreement. -10-

32. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement. 33. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter herein. This Agreement shall be binding and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. 34. RESTRICTION ON USE. Booz Allen shall not use any term of this Agreement or the fact of or existence of this Agreement for any purpose related to the defense, litigation, or mitigation of any criminal, civil, or administrative investigation or proceeding. 35. BANKRUPTCY. Bankruptcy proceedings shall not affect the enforcement of this Agreement in the interests of the Government. 36. AUTHORIZED REPRESENTATIVE. Booz Allen’s Executive Vice President and General Counsel is fully authorized to execute this Agreement and represents that he has the authority to bind Booz Allen. 37. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions of this Agreement. 38. DELIVERABLES. All deliverables under the terms of this Agreement are set forth in Exhibit B. 39. NOTICES. Any notices under this agreement shall be in writing and shall be e-mailed and delivered or mailed by registered or certified mail, postage prepaid, as follows: If to the Air Force: Director, Suspension & Debarment Operations and Associate General Counsel Department of the Air Force Attn: ToddJ.Canni Office of the General Counsel 1235 South Clark Street, Suite 301 Arlington, VA 22202-3258 E-mail: Todd.Cannipentagon. af.mil If to Booz Allen Hamilton: Office of the General Counsel Attn: Robert S. Osborne EVP & General Counsel 8283 Greensboro Drive McLean, Virginia 22102 E-mail: Osborne_bob@bah.com 40. PUBLIC DOCUMENT. This Agreement, including all attachments, deliverables, and reports submitted pursuant thereto, as well as all submissions, including attachments, leading up —11—

to this Agreement, are public documents and may be distributed by the Air Force throughout the Government and to other interested persons upon request, subject to prior consultation and reasonable discussion with Booz Allen concerning the protection of Privacy Act information and other information that is proprietary to Booz Allen. 41. MODIFICATION. This Agreement may be amended or modified only by a written document signed by all the parties. DEPARTMENT OF AIR FORCE BY:            DATE:            Steven A. Shaw Deputy General Counsel (Contractor Responsibility) BOOZ ALLEN HAMIL ON, INC. BY:            DATE: /i /z Robert S. Osborne Executive Vice President and General Counsel

EXHIBIT A

DEPARTMENT OF THE AIR FORCE ARLINGTON, VA 22202-3268 FEB 062012 Office Of The Deputy General Counsel MEMORANDUM IN SUPPORT OF THE PROPOSED DEBARMENTS OF: BOOZ ALLEN HAMILTON INC., Only the San Antonio branch located at 700 N. Saint Marys Street, Suite 700, San Antonio, Texas 78205 (D&B No. 07-736-3906) DAVID HENIJERSON STEVE PARK PAUL BACA a/k/a PABLO BACA GARY TRICHE Effective this date, the Air Force has proposed the debarment of Booz Allen Hamilton Inc., located at 700 N. Saint Marys Street, Suite 700, San Antonio, Texas 78205, D&B No. 07-736- 3906 (hereinafter BAH San Antonio), David Henderson (Mr. Henderson), Steve Park (Mr. Park), Paul Baca a/k/a Pablo Baca (Mr. Baca), and Gary Triche (Mr. Triche) (individuals are collectively referred to as Subjects) from Government contracting and from directly or indirectly receiving the benefits of federal assistance programs. This action is initiated pursuant to Federal Acquisition Regulation (FAR) Subpart 9.4. iNFORMATION IN THE RECORD Information in the record establishes by a preponderance of the evidence that at all times relevant hereto: Background 1. BAlI San Antonio is a government contractor located in San Antonio, Texas and is a branch office of Booz Allen Hamilton Inc. (BAlI), which is headquartered in McLean, Virginia. 2. Booz Allen Hamilton Holding Coipo.ration is the parent company of each branch office and the headquarters office, 3. On April 4, 2011, BAH San Antonio hired Mr. Joselito Meneses (Mr. Meneses) as a Senior Associate, where he was responsible for business development in the regional military and civilian health markets and was in charge of all Air Force medical accounts. 4. Mr. Meneses formerly served in the Air Force as a Lieutenant Colonel, and from July 2006 until his retirement in May 2008, Mi. Meneses held the position of Deputy Chief, Information Technology Division, Office of the Surgeon General, Air Force Medical Support Agency, at Brooks Air Force Base, Texas.—Freedom Through Air Power

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5. As Deputy Chief, the Air Force entrusted Mr. Meneses with non-public information, including information that could be categorized as source selection information and/or bid or proposal information.

6. Upon retiring from the Air Force, Mr. Meneses retained non-public information obtained during his Air Force service.

7. From April 4, 2011, to April 8, 2011, Mr. Meneses attended orientation training at BAH's heaquarters in Mclean, VA, where he was trained on several topics, including the company-wide ethics program.

8. On April 11, 2011, Mr. Meneses attended orientation at BAH San Antonio, the branch where he was hired to work and was introduced to Mr. Henderson, Mr. Park, Mr. Baca, and Mr. Triche.

9. Mr. Henderson was Mr. Meneses' career manager, supervisor, and a Principal at BAH San Antonio.

10. Mr. Park was Mr. Meneses' work manager and a Principal at BAH San Antonio.

11. Mr. Baca and Mr. Triche are Lead Associates at BAH San Antonio.

Improper Conduct

12. On April 12, 2011, on his first day of work at BAH San Antonio, Mr. Meneses brought with him an external harddrive, which contained non-public information he obtained during his Air Force employment.

13. At 9:28 a.m., just shortly after arriving to work, Mr. Meneses sent Subjects an e-mail entitled "MSIM: FA7014-06-D-0017 – ITEM.pdf" and stated, "FYI Here's the ***complete award info on MSIM****…*" (Emphasis added).

14. Specifically, Mr. Meneses disclosed a copy of Air Force Contract No. FA7014-06-D-0017, which he obtained during his Air Force service and which was awarded by the Air Force to Company K[1] on August 25, 2006, to provide Information Technology Modernization Services (ITM Services Contract) with a total ceiling amount of $75 million.

15. The ITM Services Contract contained non-public information, including Contract Line Item Number (CLIN) pricing data, the labor mix to perform the ITM Services, and the associated labor rates by labor category.

16. Such non-public information is considered contractor bid or proposal information and source selection information; information prohibited from disclosure under the restrictions implementing the Procurement Integrity Act.

[1] Company K refers to a company that is not a party to this action.

3

17. At the time of the improper disclosure, BAH San Antonio was planning to compete for the ITM Services follow-on contract and, thus, such non-public information provided by Mr. Meneses would provide BAH San Antonio with an unfair competitive advantage.

18. Upon receipt of Mr. Meneses' correspondence, none of the Subjects instructed or informed Mr. Meneses that his disclosure was improper.

19. Mr. Henderson, approximately 11 minutes later, forwarded Mr. Meneses' e-mail to four other individuals, and responded, "Thanks for sharing… I did a quick look… believe this tracks with the baseline pricing info we have on NCI."

20. Mr. Henderson also sent Mr. Meneses an e-mail entitled "Latest MSIM Deck," which attached slides entitled "AFMSA MSIM Capture Update" containing "Incumbent's As Is Pricing," which purported to set forth the incumbent's labor categories, labor rates, FTE hours, and annual costs.

21. Mr. Henderson ultimately assigned Mr. Meneses to be a member of BAH San Antonio "Capture / Proposal Team" as a Capture Lead.

22. Subjects failed to report this improper disclosure and continued to involve Mr. Meneses in BAH San Antonio's efforts to compete for the follow-on contract.

23. At some point between April 12 and April 27, one of the employees working in the company's pricing department, who received Mr. Henderson's e-mail forward, recognized the sensitive nature of the document disclosed by Mr. Meneses and reported the incident to the BAH headquarters' law department.

24. On May 27, 2011, approximately six weeks after Mr. Meneses' improper disclosure, BAH's law department issued a document hold and retention order to the employees involved.

25. On June 28, 2011, Mr. Meneses' was told that his employment was terminated, effective July 12, 2011.

26. BAH San Antonio decided not to participate in the follow-on ITM Services Contract competition.

27. On September 30, 2011, the Air Force proposed for debarment Mr. Meneses.

28. The conduct described above raises serious concerns regarding Subjects' business integrity, business honesty, and compliance with government contracting requirements, and the adequacy of BAH San Antonio's ethics and compliance program, including the training provided to its personnel.

4 BASES FOR THE PROPOSED DBBARMBNTS 1. The improper conduct of Subjects is of so serious or compelling a nature that it affects their present responsibility to be Government contractors or subcontractors and provides a separate independent basis for their debarments pursuant to FAR 9.406-2(c). 2. Pursuant to FAR 9.406-5(a), the seriously improper conduct of Subjects is imputed to BAH San Antonio because their improper conduct occurred in connection with the peiforinance of their duties for or on behalf of BAR San Antonio, or with the knowledge, approval, or acquiescence of BAH San Antonio. The imputation of Subjects’ conduct to BAR San Antonio provides a separate independent basis for the debarment of BAR San Antonio. 3. Pursuant to FAR 9.406-1(b), debarments may be extended to the affiliates of a contractor. Mr. Henderson, Mr. Park, and BAR San Antonio are affiliates, as defined at FAR 9.403 (Affiliates), because dfrectly or indirectly, each one has the power to control the other or a third party has the power to control each of them. The affiliation of Mr. Henderson, Mr. Park, and BAR San Antonio provides a separate independent basis for the debarment of BAH San Antonio. STEVEN A. SIIAW Deputy General Counsel (Contractor Responsibiity

Exhibit B List of Deliverables 2. Booz Allen report on the recommendations it agrees to implement from the Jenner & Block report Within 30 days of receipt of the report 10.f.iii 3. Affiliated Monitors monthly progress reports Monthly 1 0.g.ii 4. Affiliated Monitors final report regarding its review of Booz Allen’s ethics and compliance program No later than June 30, 2012 l0.g.iii 5. Booz Allen report on the recommendations it agrees to implement from the Affiliated Monitors report Within 30 days of receipt of the report 10.g.iv 6. Booz Allen report regarding its implementation of the remedial measures identified in the Agreement and the status of internal and Government investigations June 2012 and quarterly thereafter for three years l0.h 7. Booz Allen reports of any determinations by management that there are reasonable grounds to believe that the suspected misconduct of an employee may constitute a violation of U.S. criminal or civil law or a material violation of Booz Allen’s ethics and compliance program concerning procurement-related matters or business ethics or integrity-related misconduct Within 15 days of a such determination by Booz Allen management 11 8. Booz Allen reports of certain actions concerning procurement-related, F CPA, or export control matters, or any other allegation concerning procurement-related matters or business ethics or integrity-related misconduct Within five working days of learning of such an action 12 9. Booz Allen meeting with the Air Force to discuss the status of the implementation of the Agreement and its self governance Quarterly during the first year and, thereafter, semi annually 13 programs 1. Jenner & Block report regarding its No later than 10.f.ii findings and recommendations with respect June 30, 2012 to internal investigations conducted by the Booz Allen Law Department

10. Booz Allen notification of Agreement to all Booz Allen employees Within 30 days of execution of the Agreement 14 11. Booz Allen notification of Agreement to all significant suppliers, subcontractors or prime contractors Within 30 days of execution of the Agreement 15 12. Booz Allen reports regarding personnel actions relating to employees that are suspended, proposed for debarment, charged with criminal offenses relating to its business or honesty and integrity, convicted or debarred Within 15 days of the action 16 13. Booz Allen notifications regarding any proposed material changes to the Booz Allen Ethics and Compliance Program Prior to making any such changes 19 14. Booz Allen shall notify the Air Force, the cognizant administrative contracting officer, and the cognizant Government auditor of the amount and nature of reclassified costs pursuant to paragraph 22 Within 120 days of execution of the Agreement 22.c 15. Booz Allen notifications of the sale or transfer of ownership of any part of its business that represents five percent or more of its revenue for the previous fiscal year In advance of the sale or transfer 26